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                                                                 Exhibit (a)(16)


PRESS RELEASE

SOURCE: Fidelity National Information Solutions

FIDELITY NATIONAL INFORMATION SOLUTIONS ANNOUNCES EXTENSION OF TENDER OFFER PERIOD FOR MGEN.


Santa Barbara, Calif., June 20. Fidelity National Information Solutions, Inc. (Nasdaq: FNIS), the nation's most comprehensive source for real estate-related data, technology solutions and services, today announced the extension of the period of its tender offer for all of the outstanding shares of Micro General Corporation (Nasdaq: MGEN) until July 9, 2002. The tender offer was previously scheduled to expire on June 28, 2002.



One of the conditions to the closing of the tender offer is the FNIS stockholder approval of the issuance of FNIS common stock in the tender offer and follow-on merger. That approval was to be obtained at the FNIS annual meeting on June 27, 2002. The FNIS annual meeting has been postponed until July 8, 2002.



Fidelity National Financial, Inc. (NYSE: FNF), the majority stockholder of both FNIS and MGEN, has agreed to tender all of its MGEN shares in the tender offer. FNF is also expected to vote in favor of the proposal to issue shares of FNIS common stock in the tender offer and merger, which will result in certain stockholder approval of the stock issuance condition at the July 8, 2002 FNIS annual meeting of the stockholders.


FNIS provides data, technology solutions and services to lenders, REALTORS(R) and other participants in the real estate industry. The data segment targets the information needs of lenders, originators, REALTORS(R) and residential loan servicers and provides the data solutions that these mortgage professionals require in selling homes and underwriting mortgage loans. The solutions division provides technology products and services for REALTORS(R) and brokers. FNIS is the nation's largest provider of Multiple Listing Services (MLS) systems and also supplies tools that allow REALTORS(R) and brokers to improve efficiency, lower costs, reduce risks and better manage and operate their businesses. The services segment adds value by combining manual intervention, outsourcing or process improvement with one or more of our data and/or solutions components. They can range in scope from improving a single process to providing complete outsourcing capabilities.

FNIS is a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE:
FNF), a Fortune 500 and Forbes 500 Company and the nation's largest title insurance and diversified real estate related services company. FNF's title insurance underwriters -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada.

In connection with the proposed transaction, FNIS has filed an exchange offer prospectus and a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the preliminary proxy statement and related documents from the Securities and Exchange Commission's web site at www.sec.gov . Free copies
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of these documents may also be obtained from FNIS by directing a request to
Fidelity National Information Solutions, Inc. Investors Relations, 4050 Calle Real, Santa Barbara, California, 93110. The information contained in this press release is not an offer to sell or a solicitation to buy MGEN securities by FNIS, MGEN or any affiliate of either company.

This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward- looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the "Management Discussion and Analysis" section of the Company's Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Information Solutions, Inc.